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[LOGO]    Contact:   David E. Bright              Marisa Jacobs 212 373-0218
FOAMEX    -------    Foamex International Inc.    Matthew Doering 212 373-0227
                     212 230-0488                 Gavin Anderson & Co.
                                                  212 373-0218

FOR IMMEDIATE RELEASE

                  FOAMEX INTERNATIONAL RECEIVES BUYOUT PROPOSAL

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              Trace International Holdings, Inc., Company's Largest
              Shareholder, Proposes Cash Price of $17.00 Per Share

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LINWOOD, PENNSYLVANIA, March 16, 1998 -- Foamex International Inc. (NASDAQ;FMXI)
today announced that its Board of Directors has received an unsolicited buyout proposal from Trace International Holdings, Inc., the Company's principal shareholder. Trace has informed the Foamex Board that:

  - Trace would acquire all of the outstanding common stock of Foamex not currently owned by Trace and its subsidiaries for a cash price of $17.00 per share, which represents a 22.5% premium over the closing stock price of $13 7/8 on Friday, March 13.

  - Trace will be arranging financing for the proposed transaction through Donaldson, Lufkin & Jenrette Securities Corporation and The Bank of Nova Scotia/Scotia Capital Markets.

       Trace and its subsidiaries beneficially own approximately 11,475,000 shares of Foamex common stock, or approximately 46% of the outstanding common stock.

       In response to Trace's offer, the Foamex Board of Directors has appointed a special committee of the Board to determine the advisability and fairness of the proposed buyout to Foamex's shareholders other than Trace and its subsidiaries. The members of the Special Committee are John H. Gutfreund, President of Gutfreund and Co. Inc., a New York-based financial consulting firm and Robert J. Hay, Chairman Emeritus of Foamex L.P.


                                     -more-

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         The Special Committee will retain independent investment banking advisers and legal counsel to advise it on the fairness of the offer to the shareholders of Foamex other than Trace and its subsidiaries. It is expected that the Special Committee will make a recommendation regarding the buyout proposal to the Board of Directors within the next few weeks.

         The Company added Trace's offer is subject to a number of conditions, including the negotiation of definitive documents (which are expected to contain customary closing conditions); the filing of a disclosure statement and other documents with the Securities and Exchange Commission; regulatory filings; and approval of the transaction by the holders of a majority of the issued and outstanding common stock.

         Foamex International manufactures and markets flexible polyurethane and advanced polymer products in North America. Foamex's quality foams are utilized primarily in six end-markets: carpet cushion; cushioning, including bedding products; furniture; automotive, including trim and accessories; technical applications, including those for filtration, gasketing and sealing; and consumer products.

         For more information about Foamex, visit its web site at http://www.foamex.com.

         Editors note: Foamex's company logo can be retrieved in digital form by media without any charge from Wieck Photo DataBase (972) 392-0888.


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